                         CREDIT AGREEMENT

                             Between

                      ADDWEST MINERALS, INC.

                           as Borrower

                               and

                  N M ROTHSCHILD & SONS LIMITED

                            as Lender


                    Dated as of June 14, 1994



























                         CREDIT AGREEMENT

                        Table of Contents

                                                               Page

ARTICLE 1 - CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES; . .  1

     1.1    Certain Defined Terms. . . . . . . . . . . . . . .  1
     1.2    Accounting Principles. . . . . . . . . . . . . . . 14

ARTICLE 2 - COMMITMENT, FEES, USE OF PROCEEDS. . . . . . . . . 14

     2.1    Commitment . . . . . . . . . . . . . . . . . . . . 14
     2.2    Fees . . . . . . . . . . . . . . . . . . . . . . . 15
     2.3    Use of Proceeds. . . . . . . . . . . . . . . . . . 15

ARTICLE 3 - PROCEDURE AND PAYMENT. . . . . . . . . . . . . . . 15

     3.1    Borrowing Procedure. . . . . . . . . . . . . . . . 15
     3.2    Note . . . . . . . . . . . . . . . . . . . . . . . 16
     3.3    Loan Conversion Election . . . . . . . . . . . . . 16
     3.4    Principal and Interest Payments Generally. . . . . 16
     3.5    Interest . . . . . . . . . . . . . . . . . . . . . 17
     3.6    Repayment of the Loans . . . . . . . . . . . . . . 18
     3.7    Voluntary Prepayments. . . . . . . . . . . . . . . 18
     3.8    Mandatory Prepayments. . . . . . . . . . . . . . . 18
     3.9    Priority of Prepayments. . . . . . . . . . . . . . 18
     3.10   Application of Prepayments; Premiums and
              Penalties. . . . . . . . . . . . . . . . . . . . 19
     3.11   Risk of Loss . . . . . . . . . . . . . . . . . . . 19
     3.12   Inability to Continue to Provide Gold;
              Mandatory Switching. . . . . . . . . . . . . . . 19
     3.13   Increased Costs and Reduction in Return. . . . . . 19
     3.14   Payments and Computations. . . . . . . . . . . . . 19
     3.15   Payment on Non-Business Days . . . . . . . . . . . 20
     3.16   Taxes. . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 4 - HEDGING FACILITY; LENDER ROYALTY . . . . . . . . . 21

     4.1    Establishment of Hedging Facility. . . . . . . . . 21
     4.2    Lender's Royalty . . . . . . . . . . . . . . . . . 21

ARTICLE 5 - COLLATERAL SECURITY. . . . . . . . . . . . . . . . 22

     5.1    Security Documents . . . . . . . . . . . . . . . . 22
     5.2    No Limitation on Application of Security
              Interests. . . . . . . . . . . . . . . . . . . . 22
     5.3    Recordings and Filings of Security Documents.  . . 22
     5.4    Protection of Security Document Liens. . . . . . . 22
     5.5    Right of Set-off . . . . . . . . . . . . . . . . . 23
     5.6    Proceeds Account . . . . . . . . . . . . . . . . . 23
     5.7    Additional Collateral. . . . . . . . . . . . . . . 23

ARTICLE 6 - CONDITIONS PRECEDENT . . . . . . . . . . . . . . . 24

     6.1    Conditions Precedent to Initial Advance. . . . . . 24
     6.2    Conditions Precedent to All Advances . . . . . . . 25

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 26

     7.1    Representations and Warranties of Borrower . . . . 26

ARTICLE 8 - AFFIRMATIVE COVENANTS OF BORROWER. . . . . . . . . 33

     8.1    Compliance with Laws, Etc. . . . . . . . . . . . . 33
     8.2    Reporting Requirements . . . . . . . . . . . . . . 33
     8.3    Inspection . . . . . . . . . . . . . . . . . . . . 35
     8.4    Maintenance of Insurance . . . . . . . . . . . . . 36
     8.5    Maintenance of Equipment, Etc. . . . . . . . . . . 36
     8.6    Keeping of Records and Books of Account. . . . . . 36
     8.7    Preservation of Corporate Existence, Etc . . . . . 36
     8.8    Conduct of Business. . . . . . . . . . . . . . . . 36
     8.9    Notice of Default. . . . . . . . . . . . . . . . . 36
     8.10   Defense of Title . . . . . . . . . . . . . . . . . 37
     8.11   Operation of the Project . . . . . . . . . . . . . 37
     8.12   Hedging Requirements . . . . . . . . . . . . . . . 37
     8.13   Maintenance of the Property. . . . . . . . . . . . 37
     8.14   Key Personnel. . . . . . . . . . . . . . . . . . . 37

ARTICLE 9 - NEGATIVE COVENANTS OF BORROWER . . . . . . . . . . 37

     9.1    Indebtedness . . . . . . . . . . . . . . . . . . . 38
     9.2    Liens, Etc . . . . . . . . . . . . . . . . . . . . 38
     9.3    Assumptions, Guarantees, Etc. of Indebtedness
              of Other Persons . . . . . . . . . . . . . . . . 39
     9.4    Investments in Other Persons . . . . . . . . . . . 39
     9.5    Mergers, Etc . . . . . . . . . . . . . . . . . . . 39
     9.6    Financial Covenants. . . . . . . . . . . . . . . . 39
     9.7    Project Reserves . . . . . . . . . . . . . . . . . 39
     9.8    Minimum Reserves . . . . . . . . . . . . . . . . . 40
     9.9    Debt Service Coverage. . . . . . . . . . . . . . . 40
     9.10   Restriction on Dividends and Redemptions . . . . . 40
     9.11   Limitations on Price Fixing Commitments. . . . . . 40
     9.12   Sale of Project Assets . . . . . . . . . . . . . . 40
     9.13   Restrictions on Capital Expenditures, Etc. . . . . 40
     9.14   Take or Pay Contracts. . . . . . . . . . . . . . . 40
     9.15   Restrictive and Inconsistent Agreements. . . . . . 41
     9.16   Limitations on Payment of Certain Indebtedness . . 41

ARTICLE 10 - EVENTS OF DEFAULT . . . . . . . . . . . . . . . . 41

     10.1   Event of Default . . . . . . . . . . . . . . . . . 41
     10.2   Remedies Upon Event of Default.. . . . . . . . . . 43

ARTICLE 11 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . 44

     11.1   Termination of Completion Guarantee. . . . . . . . 44
     11.2   Independent Consultant Monitoring of Financial
              Covenants. . . . . . . . . . . . . . . . . . . . 44
     11.3   Amendments, Etc. . . . . . . . . . . . . . . . . . 44
     11.4   Notices, Etc . . . . . . . . . . . . . . . . . . . 44
     11.5   No Waiver; Remedies. . . . . . . . . . . . . . . . 45
     11.6   Costs, Expenses and Taxes. . . . . . . . . . . . . 45
     11.7   Binding Effect; Assignment . . . . . . . . . . . . 46
     11.8   GOVERNING LAW. . . . . . . . . . . . . . . . . . . 46
     11.9   Submission to Jurisdiction . . . . . . . . . . . . 46
     11.10  Waiver of Jury Trial . . . . . . . . . . . . . . . 47
     11.11  Execution in Counterparts. . . . . . . . . . . . . 47

                            SCHEDULES

Schedule 1.1 (a)    Material Agreements
Schedule 1.1 (b)    Completion Test
Schedule 1.1 (c)    Existing Bank Indebtedness
Schedule 3.6 (b)    Scheduled Principal Payments
Schedule 7.1 (a)    Subsidiaries
Schedule 7.1 (e)    Litigation
Schedule 7.1 (h)    Disclosure Schedule
Schedule 7.1 (i)    Employee Plans
Schedule 7.1 (j)    Existing Liens
Schedule 7.1 (n)    Borrower's Capital Structure
Schedule 7.1 (s)    Environmental Disclosures
Schedule 7.1 (t)    Borrower's Indebtedness
Schedule 8.4        Insurance

                             EXHIBITS
Exhibit A           Form of Note

Exhibit B           Form of Request for Loan

Exhibit C           Form of Mortgage

Exhibit D           Form of Hedging Agreement

Exhibit E           Form of Completion Guarantee

Exhibit F           Development Plan

Exhibit G-1         Form of Borrower's Omnibus Certificate

Exhibit G-2         Form of Guarantor's Omnibus Certificate

Exhibit H-1         Form of Opinion of Borrower's Counsel

Exhibit H-2         Form of Opinion of Guarantor's Counsel

Exhibit H-3         Form of Security Opinion

Exhibit I           Form of Security Agreement

Exhibit J           Form of Conversion/Interest Period Notice

Exhibit K           Form of Royalty Conveyance

Exhibit L           Form of Bank Account Agreement















































                         CREDIT AGREEMENT

          This CREDIT AGREEMENT dated as of June 14, 1994, is by and between ADDWEST MINERALS, INC., a corporation organized and existing under the laws of Kentucky ("Borrower"), and N M
ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England ("Lender").

                             Recitals

          A. By this Credit Agreement the parties hereto desire to set forth the terms of their agreement pursuant to which Lender will make available to Borrower certain loans in gold or in United States Dollars, to be used by Borrower for purposes of developing and operating certain gold properties in Mohave County, Arizona.

          B. The loans provided for herein will be guaranteed by Addington Resources, Inc., of which Borrower is a wholly owned subsidiary, until such gold properties meet certain operating standards as provided herein, and will be secured by first and prior liens in favor of Lender on the real and personal property comprising such gold properties and production therefrom.


                            Agreement

          NOW, THEREFORE, in consideration of the following mutual covenants and agreements, Borrower and Lender hereby agree as follows:

                            ARTICLE 1

          CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES;

          1.1  Certain Defined Terms.   As used in this Agreement
and unless otherwise expressly indicated, the following terms shall have the following meanings:

          "Acceptable Delivery Location" means the offices of Lender in London, England; Johnson Matthey Refining, Inc., Salt Lake City, Utah; Metalor USA Refining Corp., North Attleboro, Massachusetts; or any other location as mutually agreed by Borrower and Lender.

          "Advance" means an advance of a Loan, in Gold or Dollars as the case may be, by Lender to Borrower as provided in Section
2.1.

          "Advance Period" means the period during which Lender will make Advances of Loans to Borrower, subject to all of the terms and conditions hereof, which period shall commence on the date hereof and shall continue until the first to occur of (a) the Completion Date and (b) the Maturity Date.

          "Affiliate" means any Person directly or indirectly controlling or controlled by or under common control with Borrower, provided that, for purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" means this Credit Agreement, as it may be amended, supplemented, or otherwise modified and in effect from time to time.

          "Applicable Margin" means, with respect to the rate of interest payable by Borrower on Loans, (a) through the Completion
Date, one and one half percent (1 1/2%), and (b) after the Completion Date, two and one half percent (2 1/2%).

          "Bank Account Agreement" means an agreement among Borrower, a bank and Lender, substantially in the form of Exhibit
L, pertaining to the Proceeds Account and, at Lender's election, to any other bank accounts maintained by Borrower.

          "Borrower's Expenditure" means the expenditure by Borrower of not less than $2,000,000 of its funds which do not constitute Indebtedness, in a prudent and reasonable manner, on or for the benefit of the Property in carrying out Project activities contemplated by the Development Plan.

          "Borrower's Financial Forecast" shall have the meaning specified in Section 8.2(c).

          "Breakage Costs" means all costs and losses which Lender may incur as a result of payment of the Principal Amount of any Loan other than at the end of an Interest Period, Lender's good faith computation of such costs and losses to be conclusive and binding in the absence of error, and the amount thereof to be paid in same day funds upon demand by Lender.

          "Business Day" means a day of the year (i) on which banks in Denver, Colorado and London, England are open for business and
(ii) on which a London Gold Fixing occurs.

          "Capitalized Lease Liabilities" means all monetary obligations of Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, reformed or otherwise modified from time to time.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List, as amended, reformed or otherwise modified from time to time.

          "Collateral" means all properties, rights and interests subject to the Security Documents.

          "Commitment" of Lender has the meaning set forth in
Section 2.1.

          "Commitment Fee" shall have the meaning specified in
Section 2.2(b).

          "Completion" means (a) completion of construction of the improvements contemplated by the Development Plan; (b) satisfaction by Borrower of the Completion Test within the time frame specified in the Development Plan; (c) receipt by Lender of a certificate from Borrower and the Independent Consultant confirming satisfaction by Borrower of (a) and (b); and (d) compliance by Borrower with the requirements of Section 5.6 concerning the Proceeds Account.

          "Completion Date" means the date on which Completion occurs.

          "Completion Guarantee" means the Guarantee of the Guarantor in the form of Exhibit E hereto.

          "Completion Test" means a series of testing procedures and performance standards established by the Independent Consultant and approved by Lender concerning the Project, as more particularly provided in Schedule 1.1(b) hereto.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation of any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein ) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

          "Conversion/Interest Period Notice" means a notice from Borrower to Lender concerning a conversion of all Gold Loans to Dollar Loans, or a conversion of all Dollar Loans to Gold Loans, or a notice regarding Borrower's election concerning an Interest Period for a Loan to take effect on the completion of a current Interest Period, substantially in the form of Exhibit I hereto.

          "Date of Default" shall have the meaning specified in
Section 10.2(a).

          "Debt Service" shall have the meaning specified in
Section 9.9.

          "Default" means any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

          "Default Rate" means the Interest Rate applicable to the Loans during periods when amounts payable by Borrower as principal repayments, interest payments or fee or expense payments are due and payable but unpaid by Borrower, which shall be an annual rate of interest which is equal to the Dollar Loan Interest Rate or Gold Loan Interest Rate (whichever is applicable to the Loans), plus four percent (4%).

          "Development Plan" means the construction and development plans and the projections of mining rates, expenses and other matters for the Project which is appended hereto as Exhibit F, together with such modifications thereof after the Effective Date as may be approved by Lender.

          "Discount Rate" means 5% per annum.

          "Dollar Loan" means an Advance of Dollars by Lender to Borrower pursuant to Section 2.1.

          "Dollar Loan Interest Rate" means with respect to an Interest Period pertaining to a Dollar Loan, an interest rate per annum equal to the sum of (y) the LIBOR Rate in effect on the first day of the Interest Period, plus (z) the Applicable Margin.

          "Dollar Value," when used with reference to the value of any Gold, shall mean, as of any date of determination, the value, expressed in Dollars, of such Gold determined at the London Price on such date or another price basis if agreed in writing by Borrower and Lender.

          "Dollars" and the sign "$" each mean lawful money of the United States of America.

          "Effective Date" means July __, 1994.

          "Environmental Laws" means federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" has the meaning set forth in Section
10.1.

          "Existing Bank Indebtedness" means all existing
Indebtedness of Borrower for borrowed funds (other than Indebtedness to Guarantor), which Existing Bank Indebtedness is identified in Schedule 1.1(c).

          "Expenditure Forecast" means a monthly forecast of Project expenditures, in form reasonably acceptable to Lender, submitted by Borrower to Lender monthly in accordance with Section 8.2(1).

          "Financial Forecast" has the meaning specified in Section
8.2(c).

          "Funded Indebtedness" means at any date:

               (a)  the Principal Amount of the Loans at such date;
and

               (b) all other Indebtedness of Borrower included within clauses (a) , (b) , and (c) , of the definition of the term "Indebtedness" outstanding at such date.

          "Future Net Gold Flow" means for any period:

               (a) Borrower's net share of the total estimated ounces of Gold to be produced from the Project pursuant to the Development Plan during such period as specified in the Development Plan,

          less

               (b) the Gold Equivalent Cost of Future Production for such period.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "GOFO" means the rate per annum (rounded upwards if necessary to the nearest five one-hundredths of one percent (0. 05%) ) equal to (i) the mean of the offered rates as of 11:00 a.m., London time, appearing on the display designated as page "GOFO" on the Reuter Monitor Money Rates Service (or such other page as may replace the GOFO page on that service for the purpose of displaying London interbank gold forward offered rates of major bullion traders) for a term equivalent to the Interest Period, or (ii) if fewer than two offered rates appear on the display referred to in
(i) above, the rate determined by Lender (which determination shall be conclusive in the absence of manifest error) to be the average of the rates at which major bullion traders are offering Gold deposits for a term equivalent to the Interest Period in the London interbank Gold market at about 11:00 a.m., London time.

          "Gold" means various amounts of ounces of gold of a purity of at least .995 fine, and otherwise of grade and quality conforming to the usual requirements for good delivery in the London Gold Market. As used herein, the term "ounces" means fine troy ounces.

          "Gold Equivalent Cost of Future Production" means, for any period, the Gold equivalent of the total Project operating costs and capital costs (if any) for such period as set forth in the Development Plan, converted into ounces of Gold at the applicable prices provided for in Price Fixing Commitments.

          "Gold Loan" means an Advance of Gold by Lender to Borrower pursuant to Section 2.1.

          "Gold Loan Interest Rate" means with respect to an Interest Period pertaining to a Gold Loan, an interest rate per annum equal to the sum of (y) the LIBOR Rate minus GOFO in effect on the first day of the Interest Period, plus (z) the Applicable Margin.

          "Gold Value," when used in reference to the value in Gold of outstanding Dollar Loans, the Principal Amount of the Dollar
Loans, divided by the London Price on the date of determination.
Gold Value shall be expressed in ounces of Gold.

          "Governmental Acts" has the meaning set forth in Section
3.12.

          "Governmental Authority" means the United States, the state, county, city and political subdivisions in which any property of Borrower is located or which exercises valid jurisdiction over any such property, or in which Borrower conducts business or is otherwise present, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises valid jurisdiction over Borrower.

          "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

          "Guarantee" shall mean any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation, or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or
(iii) to maintain working capital, equity capital or any other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Guarantor" means Addington Resources, Inc., a Delaware corporation, of which Borrower is a wholly-owned subsidiary.

          "Hazardous Material" means:

               (a) any "hazardous substance", as defined by CERCLA or by applicable state law;

               (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, reformed or otherwise modified from time to time;

               (c)  any petroleum product; or

               (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended, reformed or otherwise modified from time to time.

          "Hedging Agreement" means the agreement between Borrower and Lender dated as of April 20, 1994 regarding forward sale of Gold produced from the Property, substantially in the form appended hereto as Exhibit D.

          "Indebtedness" means, for any Person, without duplication:

               (a) all obligations of such Person for borrowed money or precious metals (including (i) in the case of such obligations, all notes payable and drafts accepted representing extensions of credit; (ii) in the case of the Borrower, Borrower's Obligations; and (iii) in the case of such precious metals, Gold) and all obligations evidenced by bonds, debentures, notes, or other similar Instruments on which interest charges are customarily paid;

               (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person;

               (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

               (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

               (e)  net liabilities of such Person under Price
Fixing Commitments;

               (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

               (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

          "Independent Consultant" means Behre Dolbear & Company,
Inc. or other consulting firm selected by Lender after consultation with Borrower.

          "Installment Payment Date" means the dates on which repayments of the Loan are scheduled to be made by the Borrower as provided in Section 3.6(b).

          "Instrument" means any contract, agreement, indenture, mortgage, document or writing (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

          "Interest Period" has the meaning set forth in Section
3.5(b).

          "Interest Rate" shall mean the interest rate applicable to the Loans from time to time, which shall be one of the Dollar
Loan Interest Rate, the Gold Loan Interest Rate or the Default
Rate, as applicable.

          "LIBOR Rate" means, relative to any Interest Period for Dollar Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 101) of the rates per annum quoted by the Reuter Monitor Money Rates Service at which Dollar deposits in immediately available funds are offered in the London interbank market as at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the Dollar Loan outstanding to which the rate will apply and for a period approximately equal to such Interest Period.

          "Lien" means, as to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to, or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness which indebtedness is deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

          "Loans" means Gold Loans and Dollar Loans.

          "Loan Documents" means this Agreement, the Note, the Hedging Agreement, the Requests for Loans, the Conversion/Interest Period Notices, the Security Documents and each other Instrument executed by Borrower and delivered to Lender in connection with this Agreement or any of the foregoing Instruments, whether or not specifically identified in this paragraph.

          "Loan Life Ratio" means, at any date, the ratio, expressed as a percentage, of

               (a) the Present Value of Future Net Gold Flow from the Project for the period commencing on such date and ending on the Scheduled Maturity Date,

          to

               (b)  the Principal Amount of the outstanding Loans.

          "London Gold Fixing" means a gold price fixing meeting among the five members from time to time of the London Gold market.

          "London Price" means, on any day, the fixing price per fine ounce troy (in Dollars) for Gold as announced at the afternoon London Gold Fixing for such day; provided, however, that if the afternoon London Gold Fixing shall not have occurred for such day, the "London Price" for such day shall be the fixing price per fine ounce troy (in Dollars) for Gold as announced at the morning London Gold Fixing for such day, or if the morning London Gold Fixing shall not have occurred for such day, the "London Price" for such day shall be the publicly quoted price per fine ounce troy (in Dollars) for Gold on such other accessible international gold market (allowing for physical delivery of such Gold) as may be reasonably selected by Lender, unless such day is not a Business Day on which a London Gold Fixing has occurred, in which case the "London Price" shall be the last quoted London Price.

          "Management Fee", shall have the meaning specified in
Section 2.2(c).

          "Material Agreements" means the contracts, agreements, leases and other binding commitments and undertakings of Borrower, the performance or breach of which could have a Materially Adverse Effect on Borrower, which Instruments are identified in Schedule 1.1(a).

          "Materially Adverse Effect" means, with respect to any Person, an effect, resulting from any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which is materially adverse to:

               (a) the consolidated business, assets, revenues, financial condition, operations or prospects of such Person;

               (b) the ability of such Person to make any payment or perform any other material obligation required under any material agreement (including, with respect to the Borrower, this Agreement or any of the Loan Documents) or, in the case of the Borrower, to develop and operate the Property in accordance with the Development Plan; or

               (c) in the case of Borrower, involves a liability or obligation (other than contractual commitments entered into by Borrower in the ordinary course of business which are not in default) of $100,000 or more.

          "Maturity Date" means the date on which the Loans are payable in full by Borrower, being the earlier of the Scheduled
Maturity Date or any date on which Lender accelerates the due date of the Loans pursuant to the provisions of Article 10.

          "Maximum Credit Amount" means $9,330,000.

          "Monetary Cap" means $13,995,000, and shall constitute the maximum Principal Amount of Gold Loans which may be outstanding hereunder from time to time as provided in Section 3.8(a).

          "Month" means a calendar month.

          "Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement dated as of June 14, 1994, granted by Borrower to Lender and Fred E. Furguson, Jr. (or other Person acceptable to Lender) as Trustee for Lender and covering all the right, title and interest of Borrower in the Property, in the form of Exhibit C hereto.

          "Note" means the Promissory Note which evidences the Loans, dated as of June 14, 1994, which Promissory Note is made by Borrower and payable to the order of Lender, in the form of Exhibit A hereto.

          "Obligations" means all obligations of Borrower with respect to the repayment or performance of all obligations
(monetary or otherwise) of Borrower arising under or in connection with this Agreement and each other Loan Document.

          "Omnibus Certificate" means the certificates from Borrower and Guarantor, respectively, substantially in the form of Exhibits G-1 and G-2 hereto.

          "Opinion of Borrower's Counsel" means the legal opinion of Parcel, Mauro, Hultin & Spaanstra, P.C., counsel to Borrower, substantially in the form of Exhibit H-1 hereto.

          "Opinion of Guarantor's Counsel" means the legal opinion of Brown, Todd & Heyburn, counsel to the Guarantor, substantially in the form of Exhibit H-2 hereto.

          "Other Taxes" shall have the meaning specified in Section
3.16 (b).

          "Ounce of Gold" means a fine ounce troy weight of gold in form readily tradeable with members of The London Bullion Market
Association (or any successor thereto) from time to time.

          "Permitted Liens" means the Liens identified in Schedule 7.1(j) and the Liens permitted by clauses (i) through vii of
Section 9.2.

          "Person" means an individual, partnership, corporation
(including a business trust), joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

          "Plan" means a pension plan providing benefits for employees of Borrower or any affiliate (as such term is defined in the definition of "Termination Event" herein) and covered by Title IV of ERISA.

          "Present Value of Future Net Gold Flow" means, for any period (a "Calculation Period"), the aggregate of Future Net Gold Flow for such period, discounted, with respect to any Future Net Gold Flow scheduled to accrue during any period referred to in the Gold Flow Schedule (a "Schedule Period"), at the Discount Rate to the first day of such Calculation Period from the last day of such Schedule Period.

          "Price Fixing Commitments" means net forward sale contracts for Gold or put options with respect to Gold, including forward sale contracts pursuant to the Hedging Agreement, with counterparties satisfactory to Lender, entered into by Borrower.

          "Principal Amount" means, as of any date, (a) with respect to Gold Loans, the aggregate principal amount (calculated in ounces of Gold) of the Gold Loans at such date, and (b) with respect to Dollar Loans, the aggregate principal amount in Dollars of such Dollar Loans at such date.

          "Proceeds Account" means a demand deposit account established by the Borrower at a bank acceptable to Lender in its sole discretion, which account is more particularly described in
Section 5.6.

          "Project" means the business and operations of the Property in accordance with the Development Plan.

          "Project Life Ratio" means, at any date, the ratio, expressed as a percentage, of

               (a) the Present Value of Future Net Gold Flow from the Project for the period commencing on such date and ending on the last day of the Project Production Period, to

               (b) the Principal Amount of the outstanding Loans as at such date.

          "Project Permits" means all approvals, permits, authorizations and consents required of any Governmental Authority in connection with the operation of the Project.

          "Project Production Period" means the period commencing on the Effective Date and continuing until the date on which the Proven and Probable Reserves of the Property included in the Project have been extracted, milled, refined and sold in accordance with the Development Plan.

          "Property" means the patented and unpatented mining and millsite claims, leases and other property interests in which Borrower directly or indirectly holds an interest, situated in Mohave County, Arizona, and all facilities situated thereon, together with all property and assets associated with such property, as described in the Mortgage.

          "Proven and Probable Reserves" means the aggregate of proven and probable reserves of gold at the Project economically recoverable at a gold price of U.S. $385/ounce (or other price approved by Lender in its sole discretion) pursuant to the Development Plan defined as follows: (a) "Proven Reserves" are such reserves for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings, or drill holes, (ii) grade and/or quality are computed from the results of detailed sampling, and (iii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established, and (b) "Probable Reserves" are such reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven Reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced and the degree of assurance, although lower than that for Proven Reserves, is high enough for an experienced mining engineer reasonably to assume continuity between points of observation; or such other definition of such terms as may hereafter be adopted by the United States Securities and Exchange Commission.

          "Quarter" means a calendar quarter.

          "Release" means a release, as such term is defined in CERCLA.

          "Request for Loan" means the irrevocable request for an Advance of a Gold Loan or Dollar Loan by Borrower, in the form set forth in Exhibit B hereto, signed by an authorized officer of Borrower.

          "Resource Conservation and Recovery Act" means the
Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et sea, as amended, reformed or otherwise modified from time to time.

          "Royalty" means the net smelter return royalty on production of minerals from the Property to be conveyed to Lender by Borrower pursuant to the Royalty Conveyance.

          "Royalty Conveyance" means the Royalty Conveyance pertaining to the Royalty which is in the form of Exhibit K hereto.

          "Scheduled Maturity Date" means October 31, 1996.

          "Security Agreement" means the Security Agreement dated as of April 12, 1994 between Borrower, as debtor and Lender, as secured party, substantially in the form appended hereto as Exhibit I.

          "Security Documents" means the Mortgage, the Security Agreement, the Bank Account Agreement, all modifications and amendments thereof, and all amended or other Uniform Commercial Code financing statements required to be filed or notices required to be given in order to perfect the Liens created by any of the foregoing.

          "Security Opinion" means a legal opinion from counsel in Arizona acceptable to Lender concerning the Security Documents and Liens created thereby and certain other matters, substantially in the form of Exhibit H-3 hereto.

          "Subsidiary" means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by Borrower thereof.

          "Taxes" shall have the meaning specified in Section 3.16.

          "Title Insurance Commitment" means a commitment from a title insurance company acceptable to Lender to issue a title insurance policy in form acceptable to Lender in the Maximum Credit Amount pertaining to the Property which confirms Borrower's ownership thereof subject only to Permitted Liens; and which confirms that upon appropriate recording the Lien on the Property established by the Mortgage will be a first and prior Lien thereon.

          "Year" means a calendar year.

          1.2 Accounting Principles. All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP applied on a basis consistent with the financial statements referred to in Section 8.1(f) except as specifically provided herein.


                            ARTICLE 2

                COMMITMENT, FEES, USE OF PROCEEDS

          2.1 Commitment. Subject to all of the terms and conditions of this Agreement, Lender agrees to Advance to Borrower in multiple Advances, either ounces of Gold as Gold Loans or Dollars as Dollar Loans, up to the Maximum Credit Amount. The Principal Amount of each Advance shall be determined as of the date of such Advance for purposes of determining compliance with the Maximum Credit Amount limitations on Advances hereunder. Each Advance, whether in Dollars or Gold, shall be in a Principal Amount of not less than $500,000 or the Gold Value thereof.

          2.2  Fees.

               (a) Arrangement Fee. Borrower agrees to pay Lender a fee (the "Arrangement Fee") in the amount of $46,650 concurrently with the execution hereof by Borrower and Lender. The Arrangement Fee is not refundable to Borrower, in whole or in part, under any circumstances.

               (b) Commitment Fee. Borrower agrees to pay Lender a fee (the "Commitment Fee") in the amount of one percent (1%) per annum of the amount by which the Principal Amount of the Loans outstanding is less than the Maximum Credit Amount. For purposes of calculating the Commitment Fee due and payable from time to time, Gold Loans outstanding, if any, will be converted to the Dollar Value thereof. The Commitment Fee will commence on the Effective Date and will be payable by Borrower quarterly in arrears not later than the tenth day of each succeeding quarter with respect to the preceding quarter.

               (c) Management Fee. Borrower agrees to pay Lender a management fee (the "Management Fee") in the amount of $25,000 per annum from the Effective Date until all Obligations of Borrower hereunder are satisfied. The Management Fee will be payable in arrears on each November 1 and April 1 after the Effective Date, and on the date on which Borrower satisfies all Obligations hereunder. Any Management Fee payment which pertains to a period of less than six months shall be prorated.

               (d) Fee Payments. Payments of the Arrangement Fee, Commitment Fee and Management Fee shall be made in Dollars, as provided in Section 3.14.

          2.3 Use of Proceeds. Borrower will utilize the Loans exclusively as provided in the Development Plan.


                            ARTICLE 3

                      PROCEDURE AND PAYMENT

          3.1 Borrowing Procedure. Not less than two Business Days prior to the desired date of each Advance of a Loan, Borrower will submit a Request for Loan to Lender. The Request for Loan, which will be effective only upon actual receipt by Lender, will specify whether a Gold Loan or a Dollar Loan is requested and if a Gold Loan is requested, will contain a provisional calculation of the number of ounces of Gold to be Advanced by Lender to Borrower based on the London Price in effect on the date the Request for Loan is submitted by Borrower and will specify a Business Day on which Borrower wishes to have the Advance made. The number of ounces of Gold actually Advanced by Lender on date of the Advance will be adjusted to reflect the London Price of Gold on the second Business Day prior to the date of the Advance. Advances of Gold will be made by delivery of Gold to Borrower's account at any Acceptable Delivery Location. Gold to Borrower's account at any Acceptable Delivery Location. Advances of Dollars will be made by deposit thereof in the Proceeds Account.

          3.2 Note. The Loans shall be evidenced by the Note. Borrower authorizes Lender to enter upon the schedule attached to and constituting a part of the Note each Advance and each repayment of the Principal Amount thereof, which entries shall constitute evidence of the accuracy of the information so entered, in the absence of error. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower under the Note to repay the Principal Amount of the Loans together with all interest accruing thereon and fees accruing with respect thereto.

          3.3 Loan Conversion Election. All outstanding Loans will be of the same type, that is, will be Gold Loans or Dollar Loans. Subject to the terms and conditions hereof, Borrower is hereby granted the right to elect once, and only once during the term of this Agreement prior to the Maturity Date, (a) only if no Event of Default is outstanding or would be caused by such conversion; (b) only if a conversion from Gold Loans to Dollar Loans would not cause the Maximum Credit Amount to be exceeded; and
(c) only concurrently with the end of the Interest Period or other Interest Periods applicable to the Loans to convert all outstanding Loans from Gold Loans to Dollar Loans, or to convert all outstanding Loans from Dollar Loans to Gold Loans. Such election shall be effected by Borrower's delivery to Lender of a Conversion/Interest Period Notice and shall be effective three Business Days after receipt by Lender of such Notice. Such election shall apply to and govern all Loans Advanced by Lender after the effective date of such election.

          For purposes of effecting any such conversion, the equivalency calculations shall be made by Lender on the effective date of such conversion. Gold Loans will be converted to Dollar Loans by multiplying the Principal Amount of ounces of Gold outstanding as Gold Loans by the London Price on the date of the Advance. Dollar Loans will be converted to Gold Loans by dividing the Principal Amount of Dollar Loans outstanding by the London Price on the date of the Advance. After any such conversion Lender will promptly provide Borrower with notice of the equivalency amounts so calculated and the outstanding Principal Amount of the Loans so converted.

          3.4 Principal and Interest Payments Generally. All principal and interest payments of Gold Loans shall be made in Gold. All principal and interest payments of Dollar Loans shall be made in Dollars. If a conversion of Loans in accordance with
Section 3.12 occurs during an Interest Period, interest will be payable in Gold through the date of conversion and in Dollars after the date of conversion.

          3.5  Interest

               (a) General. Borrower shall pay interest on the outstanding Principal Amount of the Loans calculated on a 360-day year basis, at the Gold Loan Interest Rate if the Loans are Gold Loans or at the Dollar Loan Interest Rate if the Loans are Dollar Loans, in either case subject to Section 3.5(c) below. Interest payable shall be calculated daily. Interest shall be payable on the last day of each Interest Period; provided, however, that when Borrower has selected an Interest Period of more than 90 days, interest shall be payable at 90 day intervals within such period and on the last day of such period.

               (b) Interest Periods. Borrower may select an interest period with respect to each Loan ("Interest Period") of 30, 90 or 180 days, or of such other period of days as may be agreed to by Lender in its sole discretion, on a 360-day year basis; provided, however, (i) that no more than two Interest Periods may be outstanding at the same time, and (ii) that Borrower may not select an Interest Period if Lender determines that it is not able to borrow Gold for such Interest Period in accordance with customary practice (in the case of the Gold Loan) or that Dollars are not available to Lender in the London Interbank market for such requested Interest Period (in the case of a Dollar Loan), in which event Borrower must select another Interest Period which does not present such problem. Borrower will select Interest Periods by giving notice to Lender in the Request for Loan and thereafter at least three Business Days prior to the expiration of the Interest Period then in effect by a Conversion/Interest Period Notice. If at any time Borrower fails to give timely notice of its Interest Period selection, then Borrower shall be deemed to have selected an Interest Period containing the same number of days as the Interest Period currently expiring. No Interest Period shall end after an Installment Payment Date, unless the Principal Amount of Loans which would be outstanding following termination of such Interest Period would be equal to or less than the amount to which the Principal Amount outstanding will be reduced after the installment payment to be made on the Installment Payment Date.

               (c)  Default Interest.  Notwithstanding the
provisions of Section 3.5(a) above, interest on the Loans shall accrue and shall be payable by Borrower at the Default Rate during all periods when any amounts payable by Borrower as principal repayments, interest payments or fee or expense payments are due and payable hereunder, whether by acceleration or otherwise, but remain unpaid by Borrower. Without prejudice to the rights of Lender under the preceding sentence, Borrower shall indemnify Lender against any direct loss or expense (not including lost profits on re-employment of capital) which Lender may sustain or incur as a result of the failure by Borrower to pay when due the Principal Amount of the Loans. A certificate or other notice of Lender submitted to Borrower setting forth the basis for the determination of Default Rate interest due and of the amounts necessary to indemnify Lender in respect of such loss or expense, shall constitute evidence of the accuracy of the information contained therein in the absence of error and, absent notice from Borrower of such error, shall be conclusive and binding for all purposes.

          3.6  Repayment of the Loans.

               (a) Principal Repayments Generally. Borrower agrees to repay the Loan as provided herein.

               (b) Scheduled Principal Payments. Subject to the other terms hereof pertaining to mandatory prepayments of the Loans, Borrower will make payment in full of the unpaid principal amount of the Loans not later than the Maturity Date. Prior thereto, Borrower shall make a mandatory repayment of the Principal Amount of the Loans on the dates and in the amounts specified in
Schedule 3.6(b) hereto.

          3.7 Voluntary Prepayments. Borrower may prepay the Loans in whole or in part at the end of any Interest Period, in minimum amounts of $500,000 or the Gold Dollar Value equivalent thereof, and in integral multiples thereof, by providing Lender not less than thirty days' prior notice thereof. Prepayment on a day other than the end of an Interest Period shall be accompanied by payment of Lender's Breakage Costs. Upon the giving of such notice, which shall be irrevocable, the amount of the prepayment, as set forth in said notice, together with interest thereon, shall be due and payable on the date set forth therein.

          3.8  Mandatory Prepayments.

               (a) Prepayments Where Gold Loans Principal Amount Exceeds Monetary Cap. If, at any time, the aggregate Principal Amount Outstanding of the Gold Loans expressed in Dollars exceeds the Monetary Cap, Borrower shall, at Lender's election given by notice to Borrower, within seven Business Days after such notice, prepay sufficient ounces of Gold, together with accrued and unpaid interest on the Principal Amount repaid, so that, after such prepayment, the aggregate Principal Amount of the Gold Loans expressed in Dollars is equal to or less than the Monetary Cap.

               (b) Prepayments Upon Loan Acceleration. Borrower will prepay the Loans in full, together with accrued interest thereon and unpaid fees, upon acceleration of the due date of the Loans by Lender pursuant to Section 10.2.

          3.9 Priority of Prepayments. All prepayments made by Borrowers pursuant to Sections 3.7 and 3.8 shall be accompanied by payment of Lender's Breakage Costs, and (b) shall be applied first to accrued and unpaid interest on the Loans as of the end of the most recent Interest Period, then to any other amounts then payable by Borrower hereunder, then to principal.

          3.10 Application of Prepayments; Premiums and Penalties. Any prepayment of the Loans pursuant to Section 3.8(a) shall be applied to the unpaid installments set forth in Section 3.6(b) pro rata. Any other prepayment of the Loans shall be applied to the unpaid installments set forth in Section 3.6(b) in inverse order of maturity. All prepayments shall be without premium or penalty, other than the obligation of Borrower to pay Lender's Breakage Costs, if any.

          3.11 Risk of Loss. Lender will assume all risk of loss of, or damage to, any Gold to be Advanced by it to Borrower until it has been delivered to Borrower at an Acceptable Delivery Location. Unless Lender has received notice of error within seven Business Days of Borrower's receipt of any Gold so Advanced, Borrower's receipt of the quantity and quality of the Gold will be conclusively deemed to be as set out in Lender's delivery order. Borrower will assume all risk of loss of, or damage to, any Gold to be delivered by it to Lender hereunder until it has been delivered to Lender at an Acceptable Delivery Location.

          3.12 Inability to Continue to Provide Gold; Mandatory Switching. Lender shall not be liable for any failure to comply with its obligations under or pursuant to this Article 3, and shall be entitled to terminate any arrangements entered into under this Article without liability, if such failure is caused directly or indirectly, wholly or partly, by act or omission of any government or competent authority, lack of availability of Gold, force majeure or other contingency, circumstance or event of any nature beyond the control of Lender. Notwithstanding any other provision hereof, all Gold Loans will be converted to Dollar Loans upon any such event effective as of the date Lender gives Borrower notice of the foregoing.

          3.13 Increased Costs and Reduction in Return.  If due to
(a) the introduction of, or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (b) the compliance by Lender with any guideline or request from any central bank or other governmental authority having jurisdiction over Lender (whether or not having the force of law) collectively referred to as "Governmental Acts," there shall be any increase in the cost or reduction in return to Lender of agreeing to make or making, funding or maintaining the Loans, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to identify it against such increased costs or reduction in return; provided that Lender agrees to use reasonable efforts to mitigate the increased cost or reduction in return to the greatest extent practicable. A certificate as to the amount of such increased cost or reduced return, submitted to Borrower by Lender, shall be conclusive absent manifest error.

          3.14 Payments and Computations. Borrower shall make each payment due in Gold hereunder the Note not later than 9:00 a.m. (Denver time) on the day when due. Borrower shall make each payment due in Dollars hereunder not later than 9:00 a.m. (Denver time) on the day when due Lender at its address referred to in
Section 11.4 in immediately available funds. Payments in Gold shall be made by delivery of Gold to the account of Lender at any Acceptable Delivery Location. Borrower agrees to pay all shipping, insurance, refining charges and other costs related to such delivery and warrants that such Gold upon its delivery to the account of Lender shall be free and clear of all liens, encumbrances, charges and security interests except those in favor of Lender. Borrower hereby authorizes Lender, if and to the extent payment of money owed to it is not made when due hereunder or under the Note, to charge from time to time against Borrower's accounts with Lender any amount so due. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

          3.15 Payment on Non-Business Days. Whenever any payments of Gold or Dollars to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such return or payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, unless such next succeeding Business Day is after the end of the Interest Period, in which case the payment will be made on the next preceding Business Day and such payment shall not reflect the actual payment date in the computation of interest or fees due and payable.

          3.16 Taxes.

               (a) General. Any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes imposed on Lender's income and franchise taxes imposed on Lender) imposed by the jurisdiction under the laws of which Lender is organized, or the United States or any other jurisdiction under the laws of which Lender is otherwise subject to tax, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.16) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and
(iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) Other Taxes. In addition, Borrower agree to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any Instrument contemplated thereby (hereinafter referred to as "Other Taxes").

               (c) Tax Indemnity. Borrower hereby indemnify Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.16) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

               (d) Payment of Taxes. Within 30 days after the date of any payment of Taxes or Other Taxes withheld by Borrower in respect of any payment to Lender, Borrower will furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

               (e) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.16 shall survive the payment in full of the Loans and interest hereunder.

               (f) Lender Taxes. Lender represents that, under. applicable law and treaties in effect as of the date hereof, no United States federal taxes will be required to be withheld by Borrower with respect to any payment to be made to Lender in respect of this Agreement. Lender agrees upon written request of Borrower to deliver to Borrower, in duplicate, duly completed and signed copies of either Form 1001 (relating to Lender and entitling Lender to a complete exemption from withholding on all amounts to be received by Lender pursuant to this Agreement, the Loans and the Note as a result of a tax treaty concluded with the United States) or Form 4224 (relating to all amounts to be received by Lender pursuant to this Agreement, the Loans and the Note) of the Internal Revenue Service.


                            ARTICLE 4

                 HEDGING FACILITY; LENDER ROYALTY

          4.1 Establishment of Hedging Facility. Prior to the date hereof, Lender established a Gold hedging facility in favor of Borrower on the terms and conditions of the Hedging Agreement.

          4.2 Lender's Royalty. Concurrently with the execution of this Agreement, Borrower will execute and deliver to Lender the Royalty Conveyance. The Royalty Conveyance will be and remain effective in accordance with its terms regardless of the magnitude or duration of the Loans made by Lender to Borrower hereunder, if any. Such royalty is intended to remain in effect for twelve months after the Scheduled Maturity Date. If the Scheduled Maturity Date is extended by agreement of the parties, the Royalty Conveyance will be modified to extend the term of the royalty for a corresponding period.


                            ARTICLE 5

                       COLLATERAL SECURITY

          5.1 Security Documents. As security for the due repayment of all Gold loaned hereunder, for the payment of all moneys due hereunder, for the performance of all Obligations of Borrower, or any of them, including by way of example and not limitation, the obligations of Borrower under the Note; or pursuant to the Hedging Agreement; or pursuant to any of the Security Documents or any other Loan Document, Borrower shall, contemporaneously with the execution of this Agreement, execute and deliver to Lender the Security Documents, including:

               (a)  the Security Agreement;

               (b)  the Mortgage;

               (c)  the Bank Account Agreements; and

               (d) Uniform Commercial Code Financing Statements, amendments or assignments thereof, and notices to third Persons as Lender may require in connection with the perfection of its security interests in the property and interests subject to the Security Documents.

          5.2 No Limitation on Application of Security Interests. Borrower and Lender agree that notwithstanding any provision of any Security Document to the contrary, all Liens created and perfected pursuant to the Security Documents shall secure all Obligations of Borrower.

          5.3  Recordings and Filings of Security Documents.
Lender will record, file or deliver to account debtors as necessary the Security Documents, as appropriate, at Borrower's expense, promptly after execution and delivery thereof by Borrower.

          5.4 Protection of Security Document Liens. As and when requested to do so by Lender, Borrower will cause to be delivered to Lender from time to time any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower, in form and substance satisfactory to Lender, for the purpose of perfecting or protecting Lender's Liens on the property and interests subject to the Security Documents.

          5.5 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing, although such obligations may be contingent and unmatured. Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

          5.6 Proceeds Account. As a condition precedent to the Initial Advance, Borrower will establish a demand deposit account with a bank reasonably acceptable to the Lender (the "Proceeds Account") into which all unexpended Advances of Dollar Loans will be deposited by Lender and all revenues of Borrower, from the Project or from any other source, will be deposited by the Borrower. Prior to completion, all funds in the Proceeds Account will be expended by Borrower only for costs and expenses provided for in the Development Plan. As further conditions precedent to the Initial Advance, (a) Borrower and the bank at which the Proceeds Account is established will execute and deliver to Lender a Bank Account Agreement pertaining to the Proceeds Account, and
(b) Borrower will have notified all of its account debtors to pay all amounts due Borrower directly into the Proceeds Account and will have provided evidence of such notification to Lender. After Completion, disbursements or withdrawals from the Proceeds Account will be made by Borrower only in accordance with Expenditure Forecasts which have been approved by Lender in accordance with
Section 8.2(i), or as otherwise permitted by this Agreement, or as approved by Lender in its sole discretion.

          5.7 Additional Collateral. Borrower and Lender intend that the Security Documents cover and extend to all property rights and interests of Borrower, real or personal, tangible or intangible, presently held or hereafter acquired, which are related to the Project, the production therefrom, and the Proceeds of all of the foregoing. In the event that Borrower acquires any property right or interest related to the Project which is not subject to the Lien of the Security Documents, upon request therefor from Lender, Borrower shall promptly execute such Instruments and take such actions as Lender may reasonably request in order to perfect a first and prior Lien on such right or interest. Whether or not Lender requests that any such right or interest be subjected to the Security Documents, Borrower agrees to keep such rights or interests related to the Project free and clear of all Liens other than Permitted Liens.


                            ARTICLE 6

                       CONDITIONS PRECEDENT

          6.1 Conditions Precedent to Initial Advance. The obligations of Lender to extend the initial Advance of the Loans, to execute the Hedging Agreement and to perform its other obligations hereunder, are subject to satisfaction of the following conditions precedent.

               (a) Lender or its counsel shall have received the following on or before the date of initial Advance of Loans, each dated on or no more than five days prior to such date, and in form and substance as shall be satisfactory to Lender:

                    (i)  this Agreement, duly executed by Borrower;

                    (ii)  the Note, duly executed by Borrower;

                    (iii) the Hedging Agreement, together with evidence satisfactory to Lender of aggregate Price Fixing
Commitments which comply with the requirements of Section 8.12;

                    (iv) the Royalty Conveyance, duly executed by Borrower;

                    (v) the Security Documents, duly executed by Borrower (other than the Bank Account Agreement), together with any Uniform Commercial Code Financing Statements, amendments thereto, notices or other Instruments determined by Lender to be necessary or desirable to perfect the Liens established pursuant to the Security Documents;

                    (vi)  the Completion Guarantee, duly executed
by Guarantor;

                    (vii) the Request for Loan, duly executed by Borrower;

                    (viii) an Omnibus Certificate for each of Borrower and Guarantor, duly executed by an officer thereof;

                    (ix) a Certificate from the Secretary of State of Borrower's state of incorporation, confirming the due organization and good standing of Borrower in such state;

                    (x)    Certificates from the Secretaries of
State of Arizona and Colorado, in each case certifying that Borrower is duly qualified to do business in such state as a foreign corporation;

                    (xi)   the Opinion of Borrower's Counsel;

                    (xii)  the Security Opinion;

                    (xiii) the Opinion of Guarantor's Counsel;

                    (xiv)  certificates of issuing insurance
companies, confirming compliance by Borrower with the insurance requirements set forth in Section 8.4;

                    (xv)   accurate and complete copies of the
financial statements ref erred to in Section 7. 1 (f);

                    (xvi)  the Title Insurance Commitment; and

                    (xvii) such other approvals, opinions or documents as Lender may reasonably request.

          (b) The following shall be correct as of the date of the initial Advance of the Loans by Lender:

                    (i) Borrower shall have completed Borrower's Expenditure and shall have provided Lender with evidence thereof satisfactory to Lender;

                    (ii) since the date of the financial statements of Borrower and Guarantor most recently delivered to Lender
(referred to in Section 7. 1 (f)), there has been no material adverse change in the financial condition, operations or business of Borrower or Guarantor;

                    (iii) there is no pending or threatened action or proceeding affecting Borrower or Guarantor before any court, governmental agency or arbitrator, including any matter involving Environmental Laws, which could be reasonably expected to have a material adverse effect upon the financial condition, operations or business of Borrower or Guarantor;

                    (iv)   a Phase I environmental audit of the
Property has been conducted at Borrower's expense by a consultant acceptable to Lender in its sole discretion, and Lender has approved the results thereof;

                    (v) all management personnel for the Project have been approved by Lender and the Independent Consultant; and

                    (vi)   Borrower has paid all Existing Bank
Indebtedness.

          6.2 Conditions Precedent to All Advances. The obligation of Lender to make all Advances is subject to satisfaction of the following conditions precedent:

               (a)  there shall exist no Event of Default;

               (b) all representations and warranties made by Borrower herein shall be true and correct on the date of such Advance, except for such changes therein as shall be acceptable to Lender;

               (c) all Governmental Requirements and all material approvals and consents (including, without limitation, all material approvals and consents required in connection with any environmental statutes, rules or regulations) of Governmental Authorities or other Persons, if any, required in connection with the conduct of the Project, including specifically the activities contemplated by the Development Plan, through the date of such Advance, shall have been obtained and remain in effect;

               (d) the Completion Guarantee of the Guarantor shall be in full force and effect in accordance with its terms, Guarantor shall not have notified Borrower or Lender of any intention of Guarantor not to honor its obligations under the Completion Guarantee, and Lender shall not have received any information or have any other basis reasonably to conclude that Guarantor would not, or could not, honor its obligations under the Completion Guarantee;

               (e) the Liens established by the Security Documents shall be in full force and effect as valid, enforceable first priority Liens on the Collateral, except for Permitted Liens;

               (f) no event shall have occurred or condition exist which would have a Materially Adverse Effect on Borrower; and

               (g) Lender shall have received such additional approvals, consents and opinions as it may reasonably require.


                            ARTICLE 7

                  REPRESENTATIONS AND WARRANTIES

          7.1  Representations and Warranties of Borrower.
Borrower represent and warrant as follows:

               (a) Organization, Qualification and Subsidiaries. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kentucky and has all requisite corporate power and authority to enter into this Agreement and the Loan Documents and to carry out the transactions contemplated hereby and thereby. Borrower is duly qualified to do business as a foreign corporation in the States of Arizona and Colorado and in each other jurisdiction where the nature of its business or properties requires such qualification. Borrower has no subsidiaries, except as indicated in Schedule 7.1(a) . The capital stock of Borrower is duly authorized, validly issued, fully paid and non-assessable. Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into the Completion Guarantee and to carry out the transactions contemplated thereby.

               (b) Authorization; No Conflict. The execution, delivery and performance by Borrower of this Agreement, of the other Loan Documents and the Royalty Conveyance have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) contravene Borrower's charter or bylaws; (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under or require the consent of any party pursuant to any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Security Documents) upon or with respect to any of the properties now owned by Borrower; and, to the best knowledge of Borrower, Borrower is not in default in any material respect under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except as otherwise disclosed to Lender in writing prior to the date hereof. The execution, delivery and performance by Guarantor of the Completion Guarantee has been duly authorized by all necessary corporate action and does not and will not contravene Guarantor's charter or bylaws.

               (c) Governmental Consents; Project Permits and Authorizations. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (i) for the due execution and delivery of, and due performance of the financial obligations of Borrower under, this Agreement, any other Loan Document or the Royalty Conveyance or for the due execution, delivery and performance by the Guarantor of the Completion Guarantee, or (ii) for the due performance of all other obligations of Borrower under this Agreement, any other Loan Document or the Royalty Conveyance (other than registrations or filings to perfect the liens created by the Security Documents or the recording of the Royalty Conveyance, except such authorizations, approvals or other actions as have been obtained or notices or filings as have been made, and except those authorizations, approvals or other actions, or such notices or filings which are not presently necessary for development or operations at the Project and which Borrower after due inquiry reasonably expects will be acquired or made in a timely fashion. All Project Permits have been duly issued to or are held by Borrower, are valid and in good standing and free of any violation thereof by Borrower, and Borrower has not received any notice of an asserted violation or proposed revocation, withdrawal or material modification thereof.

               (d) Binding Obligations. This Agreement is, and the Loan Documents and Royalty Conveyance, when delivered hereunder, will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization moratorium and similar laws or equitable principles affecting enforcement of creditors' rights generally at the time in effect).

               (e) Litigation. Except as indicated in Schedule 7.1(e), there is no action, proceeding or investigation pending or threatened in writing against or involving Borrower which alleges the violation of any laws, including Environmental Laws, or which questions the validity of this Agreement, or any of the Loan Documents, or the Royalty Conveyance, or any action taken or to be taken pursuant to this Agreement, or any of the Loan Documents, or which questions the nature or extent of Borrower's title to the Property or which might result, either in any case or in the aggregate, in any Materially Adverse Effect on the business, operations, condition (financial or otherwise), aggregate properties or aggregate assets of Borrower or in any material liability on the part of Borrower.

               (f) Financial Statements; No Material Adverse Change. The balance sheet of Borrower and the consolidated balance sheet of Guarantor as of December 31, 1993, and the related consolidated statements of income and retained earnings of such Persons for the period then ended, audited by Arthur Andersen, and the unaudited consolidated balance sheets of Borrower and Guarantor as of December 31, 1993, and the related unaudited consolidated statements of income and retained earnings of such Persons for the period then ended, copies of which have been furnished to Lender, fairly present the financial condition of Borrower and Guarantor as at such date and the results of the operations of such Persons for the period ended on such date, all in accordance with GAAP consistently applied. Neither Borrower nor Guarantor has on the date hereof any material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements. Since such date, except as previously disclosed in writing to Lender, neither the business, operations or prospects of Borrower or Guarantor, nor any of their respective properties or assets, have been affected by any occurrence or development (whether or not insured against) which would result, either in any case or in the aggregate, in a Materially Adverse Effect on Borrower or Guarantor.

               (g) Other Agreements. Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or other corporate restriction which would, in the absence of a Default thereunder, result in a Materially Adverse Effect on Borrower, or materially impair the ability of Borrower to carry out its obligations under this Agreement, or any of the Loan Documents or the Royalty Conveyance.

               (h) Information Accurate. Except as disclosed to Lender on Schedule 7.1(h) hereto, none of the information delivered to Lender by Borrower contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, including in particular the Development Plan, were based on information which when delivered was, to the best knowledge of Borrower, true and correct, and to the best knowledge of Borrower all calculations contained in such projections were accurate, and such projections presented Borrower's then-current estimate of its future business, operations and affairs and, since the date of the delivery of such projections, to the best knowledge of Borrower, there has been no material change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof.

               (i) Employee Benefit Plans. Borrower has not established, does not maintain and has made no contributions to, or has any liability with respect to, any Plan, except Plans identified in Schedule 7.1(i).

               (j)  Title to Properties; Liens.

                    (i) With respect to those properties owned in fee simple by Borrower which are subject to any of the Security Documents, Borrower is in exclusive possession of and owns such properties free and clear of all material defects of title, burdens on production or Liens (except Liens disclosed in Schedule 7.1(i)), except those specifically identified in the opinions of counsel to Borrower delivered pursuant hereto.

                    (ii) With respect to those properties held under leases or other contracts which are subject to any of the Security Documents: (A) Borrower is in exclusive possession of such properties; (B) Borrower has not received any notice of, and have no knowledge of any default of any of the terms or provisions of such leases or contracts; (C) Borrower has the authority under such leases or contracts to perform fully its obligations under this Agreement, the Loan Documents and the Royalty Conveyance; (D) to the best of Borrower's knowledge and belief, such leases and contracts are valid and are in good standing; and (E) to the best of Borrower's knowledge and belief, the properties covered thereby are free and clear of all defects of title or Liens, except for those specifically identified in the opinions of counsel to Borrower delivered in connection herewith or disclosed in Schedule 7.1(1) hereto or in such leases or contracts. Borrower has delivered or will make available to Lender all information concerning title to the properties in Borrower's possession or control which Lender requests.

                    (iii) With respect to unpatented mining claims which are subject to any of the Security Documents, to the best of Borrower's knowledge and belief, except as provided in the opinions of counsel to Borrower and special counsel to Borrower delivered pursuant hereto and subject to the paramount title of the United
States: (A) the unpatented mining claims are free of Liens, except as disclosed in Schedule 7.1(1); (B) the unpatented mining claims were properly located and monumented; (C) all required location and validation work was properly performed; (D) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (E) all assessment work required to hold the unpatented mining claims has been performed in a manner consistent with that typically performed within generally accepted standards of the mining industry through the assessment year ending September 1, 1992 through August 31, 1994; (F) all rental payments have been duly and timely made in order to maintain such unpatented mining claims after September 1, 1992, (G) all affidavits of assessment work and other filings required to maintain the claims in good standing have been timely recorded or filed with appropriate governmental agencies; and (H) Borrower has no knowledge of conflicting claims, except overlaps to avoid gaps or to maintain parallel end lines, or inadvertent overstakings which do not materially impair Borrower's property position, taken as a whole, Nothing in this Section 7.1(i)(iii), however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals.

               (k) Securities Activities. The proceeds of the Loans hereunder will not be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and the proceeds of the Loans will not be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               (l) Solvency. Borrower is not entering into the arrangements contemplated by this Agreement or any of the other Loan Documents or the Royalty Conveyance with actual intent to hinder, delay or defraud either present or future creditors. on and as of the date hereof, and thereafter on and as of the date of the undertaking of any actions contemplated by this Agreement, including, without limitation, the Advances of the Loans, the execution of the Hedging Agreement and the Royalty Conveyance, after giving effect to the Loans, and all such Instruments, and to any fees and expenses in connection with such undertaking, (i) Borrower's property at a fair valuation, is, and will be, greater than the sum of its Indebtedness (including its Contingent Liabilities); (ii) the present fair salable value of Borrower's assets exceeds, and will exceed, the probable liability of Borrower on its Indebtedness (including its Contingent Liabilities) as they become absolute and mature; (iii) Borrower has not, and will not have, incurred, and does not intend to, or believe that it will, incur debts (including its Contingent Liabilities) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by Borrower from any source, and of amounts to be payable on or in respect of its debts), and the cash available to Borrower after taking into account all other anticipated uses of the cash, is, and is anticipated to be, sufficient to pay all such amounts on or in respect of such debts (including its Contingent Liabilities), when such amounts are required to be paid; and (iv) Borrower has sufficient capital with which to conduct its business and Borrower's capital does not constitute unreasonably small capital with which to conduct its business. As used in clauses (i) through
(iv) above, the terms therein shall have the meanings as used in
Section 548 of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act and any applicable state law concerning fraudulent conveyances as such may from time to time have been amended or developed by judicial interpretation to the date the representations herein are made.

               (m) Warranties of Borrower With Respect to Gold. Borrower warrants that Gold delivered by Borrower to Lender hereunder will conform to the description of the Gold herein and shall be free of Liens or rights or claims of interest by third Persons. THERE ARE NO EXPRESS WARRANTIES WITH RESPECT TO SUCH GOLD OTHER THAN THOSE SPECIFIED HEREIN. NO WARRANTY OF MERCHANTABILITY, OR ANY WARRANTY OF ANY OTHER NATURE, SHALL BE IMPLIED.

               (n) Capital Structure of Borrower. Borrower has the number of authorized, issued and outstanding shares specified in Schedule 7.1(n). Borrower is a wholly-owned subsidiary of Guarantor. Except as indicated in Schedule 7.1(n); Borrower has no outstanding obligations to issue additional shares or other equity interests, including any stock or securities convertible into or exercisable or exchangeable for any shares of its capital stock or any rights or options to purchase any of the foregoing, or to convert any existing Indebtedness to equity interests in Borrower.

               (o) Forward Sales Obligations. Borrower has no obligations currently in effect for the sale of Gold except forward sales arrangements as contemplated by the Development Plan.

               (p) Material Agreements; Absence of Default. All of Borrower's Material Agreements are identified in Schedule 1.1(a). Borrower is not in default under any of the Material Agreements and has not received any notice of an asserted default thereunder from any other Person that is a party to any such agreement.

               (q) Taxes and Other Payments. Borrower has filed all tax returns (including all property tax returns and other similar tax returns applicable to the Property) and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with the Property and no claim for the same exists except as permitted hereunder, except any such taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Borrower.

               (r) Development Plan. The Development Plan has been prepared in accordance with prudent mining practices and after diligent inquiry by Borrower, and Borrower is not aware of any facts or state of affairs which would materially hinder or prevent Borrower from operating the Property in accordance with the Development Plan and achieving, after allowance for existing royalty burdens, the net Gold production provided for therein.

               (s)  Environmental Laws.  Except as set forth in
Schedule 7.1(s);

                    (i)  all facilities and property (including
underlying groundwater) comprising the Property have been, and continue to be, owned, operated, leased or utilized by Borrower in material compliance with all Environmental Laws;

                    (ii) with respect to the Property, there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by Borrower with respect to any alleged violation of any Environmental Law;

                    (iii) there have been no Releases of Hazardous Materials at, on or under any property presently or formerly owned or operated by Borrower that singly, or in the aggregate, have, or may reasonably be expected to have a Materially Adverse Effect on Borrower;

                    (iv) no property now or previously owned, operated or leased by Borrower is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or any similar state list of sites requiring investigation or clean-up;

                    (v)  there are no underground or aboveground
storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by Borrower that singly or in the aggregate, have, or may reasonably be expected to have, a Materially Adverse Effect on Borrower;

                    (vi) Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                    (vii)  there are no polychlorinated biphenyls
or friable asbestos present at any property now or previously owned, operated or leased by Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Materially Adverse Effect with respect to Borrower; and

                    (viii) no conditions exist at, on or under any property now or previously owned, operated or leased by Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, have, or may reasonably be expected to have, a Materially Adverse Effect with respect to Borrower.

               (t) Borrowers' Indebtedness. Except as disclosed on Schedule 7.1(t) or specifically identified in the financial statements of Borrower identified in Section 7.1(f), Borrower has no existing Indebtedness (a) which is not in the ordinary course of business, and (b) which involves an obligation of $50,000 or greater.

               (u) Cash for Borrower's Expenditure. Borrower currently has in cash or demand deposit accounts, as equity and not as Indebtedness, and there are reflected in Borrower's financial statements identified in Section 7.1(f), funds in the amount of the Borrower's Expenditure.


                            ARTICLE 8

                AFFIRMATIVE COVENANTS OF BORROWER

          So long as the Loans or the Note shall remain unpaid, or any other Obligation of Borrower shall not have been fully performed or waived by Lender (including obligations of Borrower under the Hedging Agreement), Borrower shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this
Article 8.

          8.1 Compliance with Laws, Etc. Borrower shall comply in all material respects with all applicable laws (including without limitation Environmental Laws) , rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon its property, except to the extent contested in good faith and adequately reserved for in accordance with GAAP.

          8.2  Reporting Requirements.  Borrower shall deliver to
Lender:

               (a) Quarterly Financial Information and Certifi-cate. As soon as available and in any event within 45 days after the end of each of the first three quarters of each year, a consolidated balance sheet of Borrower, and until release of the Completion Guarantee, of Guarantor, as of the end of such quarter and consolidated statements of income, cash flow and retained earnings of Borrower and Guarantor for such quarter and for the period commencing at the end of the previous year and ending with the end of such quarter, together with a confirmation (showing calculations) of Borrower's compliance with the financial covenants of Sections 9.6 and 9.9 certified by the chief financial officer of Borrower.

               (b) Annual Financial Information and Certificate. As soon as available and in any event within 90 days after the end of each year, a consolidated balance sheet of Borrower, and until release of the Completion Guarantee, of Guarantor, as of the end of such year and consolidated statements of income, cash flow and retained earnings of Borrower and Guarantor for such year and for the quarter, certified in a manner acceptable to Lender by Arthur Andersen, or other independent public accountants acceptable to Lender, together with a confirmation (showing calculations) of compliance with the financial covenants of Sections 9.6 and 9.9, certified by the chief financial officer of Borrower.

               (c) Financial Forecast. Concurrently herewith and by each December 1, Borrower's operating financial forecasts and projections (the "Borrower's Financial Forecast"), including projected consolidated income statements, statements of projected net operating cash flow and balance sheets. The Borrower's Financial Forecasts will be on a month-by-month basis and will pertain to the following year, except that the Borrower's Financial Forecast submitted herewith will pertain to the balance of 1994. The Borrower's Financial Forecast shall include schedules of projected capital expenditures and exploration expenditures and shall otherwise be in form reasonably acceptable to Lender.

               (d) ERISA Information. Promptly after the filing or receiving thereof (if any), copies of all material reports and notices under ERISA which Borrower files with or receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

               (e) Environmental Matters. Promptly after the filing or receiving thereof, copies of all notices which Borrower receives from any governmental authority alleging its noncompliance with Environmental Laws and any replies of Borrower filed in response thereto.

               (f) Projected Variations in the Development Plan. Concurrently herewith and on or before each December 1, Borrower shall submit to Lender a report which shall show any projected variations from the Development Plan in Gold production from the Project and in operating costs, capital expenditures and exploration expenditures of achieving such production (i) on a monthly basis, for the remainder of the then-current calendar year, and (ii) on a monthly basis, for the next calendar year.

               (g) Statement of Reserves. Concurrently herewith, and not later than each October 1 and April 1 thereafter, Borrower shall submit to Lender a certificate, certified by each of the Project Manager and the president of Borrower, indicating the calculations of the Project's Proven and Probable Reserves as at the preceding December 31 (in the case of the certificates submitted concurrently herewith and on April 1) or June 30 (in the case of the October 1 certificates), with each such certificate referred to as a "Statement of Reserves."

               (h) Quarterly Compliance Certificates. As soon as available and in any event no later than 45 days after the end of each quarter, Borrower shall deliver to Lender a certificate by the chief financial officer of Borrower, showing (i) calculations and demonstration of compliance with the financial covenants of Sections 9.6 and 9.9; (ii) after June 30, 1994, actual expenditures contrasted with projected capital and exploration expenditures as shown in Borrower's Financial Forecast; and (iii) confirming compliance by Borrower with the other covenants herein and in the Loan Documents, including in particular compliance with Sections
9.7 and 9.8 hereof.

               (i) Monthly Project Reports. No later than the 30th day of each month, Borrower shall submit to Lender a report concerning production and operations of the Project during the preceding month, and showing production and cost information and statistics, to include actual expenditures contrasted with projected expenditures as budgeted in the Development Plan, in form and substance reasonably acceptable to Lender.

               (j) Monthly Project Expenditures Forecast. Not later than the tenth day of each month, Borrower will prepare and submit to Lender an Expenditure Forecast. Lender will promptly review the Expenditure Forecast and signify its approval thereof to Borrower if it is in the required form and provides for expenditures on the Project which conform to, or are less than called for in, the Development Plan. In all other cases, approval of the Expenditure Forecast will be in Lender's sole discretion.

               (k) Litigation. Promptly after initiation thereof, notice of any litigation by or against Borrower or the Property, or litigation against Borrower's other properties which could have a Materially Adverse Effect on Borrower.

               (l) Other Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

          8.3 Inspection. At any reasonable time during normal business hours and from time to time, on reasonable notice, Borrower shall permit Lender or its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances and accounts of Borrower with any of its respective officers, directors, employees or agents. Borrower will not be responsible for injuries to or damages suffered by agents or representatives of Lender while visiting the properties of Borrower unless such injuries or damage are caused or contributed to by the negligence or willful misconduct of Borrower, or its employees or agents.

          8.4 Maintenance of Insurance Borrower shall maintain, with respect to the Property and the Project and with respect to Borrower's other assets and business generally, insurance with responsible and reputable insurance companies or associations, including business interruption insurance with respect to the Project covering losses through such interruption in an amount not less than $2,000,000, otherwise in such amounts and covering such risks, as provided in Schedule 8.4.

          8.5 Maintenance of Equipment, Etc. Borrower shall maintain and preserve all equipment and other personal property which is material to the proper conduct of the Project in good working order and condition, ordinary wear and tear excepted, in accordance with maintenance requirements specified in connection with manufacturer's warranties therefor.

          8.6 Keeping of Records and Books of Account. Borrower shall keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Borrower.

          8.7 Preservation of Corporate Existence, Etc. Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, except that Borrower may change its state of incorporation from Kentucky to Delaware if evidence thereof is promptly provided to Lender and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

          8.8 Conduct of Business. Borrower shall engage solely in the business of exploring for and mining gold and industrial minerals, and in activities incident thereto, in accordance with generally accepted industry practices.

          8.9 Notice of Default. Borrower shall furnish to Lender as soon as possible and in any event within five Business Days after the occurrence of each Event of Default or each event or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the president or chief financial officer of Borrower setting forth the details of such Event of Default or event or condition, and the action which Borrower propose to take with respect thereto.

          8.10 Defense of Title. Borrower shall defend, at its expense, title to the Property of Borrower, as such title is represented and warranted in Section 7. 1 (i) , and the Liens in favor of Lender under the Security Documents and maintain and preserve such Liens as first Liens upon the properties and interests subject to the Security Documents.

          8.11 Operation of the Project. Borrower agrees to use all commercially reasonable efforts to maintain, develop and operate the Property and the Project in accordance with the Development Plan.

          8.12 Hedging Requirements. Concurrently with the Advance of the Loans, either pursuant to the Hedging Agreement, or pursuant to other Price Fixing Commitments fixing the prices at which Gold produced from the Property is sold, Borrower will have entered into Price Fixing Commitments for Gold produced from the Project such that the proceeds thereof (both as to amount and as to timing) are sufficient to discharge, to an extent acceptable to Lender, the Operating Costs for the Project through the Scheduled Maturity Date as reflected in the Development Plan.

          8.13 Maintenance of the Property. Borrower agrees to maintain its property rights and interests in the Property in full force and effect, and to do all acts reasonably determined by Borrower to be necessary to preserve such rights and interests, including, by way of example and not limitation, payment and performance of all terms of leases pertaining to such rights and interests, and timely performance of work reasonably intended to satisfy the annual assessment work requirements for unpatented mining claims included in such properties, or timely payment of appropriate sums in lieu of performance of assessment work, and timely filing of federal and state notices with respect thereto; provided, however, that Borrower may, in the ordinary course of business, abandon unpatented mining claims and/or leased properties which it does not believe warrant further maintenance expenditures.

          8.14 Key Personnel. Borrower shall obtain the Lender's approval of the individual employed to serve as the senior Project manager, which approval will not be unreasonably withheld by Lender.


                            ARTICLE 9

                  NEGATIVE COVENANTS OF BORROWER

          So long as the Loans and the Note shall remain unpaid, or any other Obligation of Borrower shall not have been fully performed or waived by Lender (including obligations of Borrower under the Hedging Agreement), Borrower shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this
Article 9.

          9.1 Indebtedness. Borrower shall not directly or indirectly, create, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness hereunder and under the Note;
(ii) Indebtedness secured by purchase money Liens or consisting of leases permitted by clauses (iii), (iv) and (v) of Section 9.2;
(iii) Indebtedness existing on the date hereof disclosed to Lender,
(iv) unsecured trade payables; and (v) Indebtedness subordinated to Borrower's Indebtedness under this Agreement or any of the Loan Documents on terms satisfactory to Lender in its sole discretion.

          9.2 Liens, Etc. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien, upon or with respect to any portion of the Property, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, except:

               (i) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

               (ii)  Liens imposed by law, such as carriers,
warehousemen and mechanics' liens and other similar liens arising in the ordinary course of business in an amount which at no time exceeds $100,000;

               (iii) Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by Borrower (including equipment held by any of Borrower as lessee under leveraged leases in the ordinary course of business to secure the purchase price of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced, and provided further, that the aggregate principal amount of the Indebtedness of Borrower at any one time outstanding and secured by mortgages and other security interest permitted by this clause
(iii) shall not exceed $500,000 and that any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement;

               (iv) Liens outstanding on the date hereof and described in Schedule 7.1(1) hereto;

               (v) Liens securing subordinated Indebtedness permitted by Section 9.1(iii); and

               (vi) Liens arising under the Security Documents and under this Agreement.

          9.3 Assumptions, Guarantees, Etc. of Indebtedness of Other Persons. Borrower shall not, directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness or any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          9.4 Investments in Other Persons. Borrower shall not, directly or indirectly, (i) make any loan or advance (other than approved capital expenditures and exploration expenses) to any Person exceeding at any one time outstanding an aggregate of $50,000, or (ii) purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any Person (other than readily marketable direct obligations of the United States of America and certificates of time deposit issued by Lender or commercial banks of recognized standing operating in the United States of America) ; provided, however, that to the extent Borrower invests in any such Person, it shall inform Lender thereof promptly upon such investment and shall provide all information with respect to such Person as Lender may require.

          9.5 Mergers, Etc. Borrower shall not, directly or indirectly, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire (whether in one transaction or in any series of transactions) all or substantially all of the assets of any Person, without the prior written consent of Lender.

          9.6  Financial Covenants.  Borrower will not permit:

               (a) the Loan Life Ratio, calculated on the date of the initial Advance and the first day of each quarter of each year (commencing August 1, 1994), to be, on each such date as shall occur on or after the date of calculation, less than or equal to 150%; or

               (b) the Project Life Ratio, calculated on the date of the initial Advance and the first day of each quarter of each year (commencing August 1, 1994), to be, on each such date as shall occur on or after the date of calculation, less than or equal to 200%.

          9.7 Project Reserves. Borrower will not permit the value of the Proven and Probable Reserves of the Property to be less than 400% of the aggregate outstanding Principal Amount of the Loans outstanding at any time.

          9.8 Minimum Reserves. Borrower will not permit any Obligations to remain outstanding if the Proven and Probable
Reserves of the Property included in the Project are reduced to 32% or less of the Proven and Probable Reserves thereof on the date of the initial Advance.

          9.9 Debt Service Coverage. For any quarter, utilizing the terms set forth in the Development Plan, Borrower will not permit the sum of (x) "Net Gold Flow Less Debt Service", plus (y) total principal and interest payments due with respect to the Loans in such quarter ("Debt Service") , to be less than 130% of (z) Debt Service due in such quarter.

          9.10 Restriction on Dividends and Redemptions. Borrower shall not declare, order, pay or make (i) any dividend or other distribution, directly or indirectly, in respect of any shares of any class of stock of Borrower, now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, or (ii) any redemption, retirement, purchase or other acquisition of any such shares of any class of stock of Borrower.

          9.11 Limitations on Price Fixing Commitments. Subject to the requirements of Section 9.12, Borrower shall not, directly or indirectly, enter into or be a party to (i) any contract or arrangement (including forward sales agreements, futures and option contracts) which requires or may, upon the occurrence of certain events, require Borrower to deliver Gold during a certain year, if at such time 72% of the projected Gold production for the Project for such year (as set forth in the Development Plan) shall already be committed for delivery under this Agreement and under other similar contracts or arrangements, or (ii) any production payments (other than normal and customary royalties on production of the Project).

          9.12 Sale of Project Assets. Borrower shall not, directly or indirectly, sell, transfer, assign or otherwise dispose of any of its assets or properties related to the Project, except for sales of Gold, other mineral production and other properties and assets related to the Project in the ordinary course of business.

          9.13 Restrictions on Capital Expenditures, Etc. Borrower shall not, directly or indirectly, incur expenditures for capital improvements or exploration expense at the Project or on other properties of Borrower other than as set out in the then-current Borrower's Financial Forecast and the Development Plan.

          9.14 Take or Pay Contracts. Borrower will not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by Borrower regardless of whether or not such materials, supplies, other property or services are delivered or furnished to it; provided, that nothing in this Section shall prohibit Borrower from entering into any Price Fixing Commitments as contemplated by Section 8.12.


          9.15 Restrictive and Inconsistent Agreements. Borrower will not enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by Borrower of the Obligations.

          9.16 Limitations on Payment of Certain Indebtedness. Borrower will not repay in whole or in part the principal amount of any Indebtedness owed to Guarantor, or to any Affiliate of Guarantor or Borrower, prior to payment and performance in full of all Obligations hereunder. The foregoing limitation does not apply to, and Borrower is permitted to redeem or otherwise reacquire from Guarantor, the Guarantor's equity interest in Borrower issued to Guarantor in connection with Borrower's acquisition of the funds comprising the Borrower's Expenditure at any time each of the following conditions is met: (a) no Default exists, (b) the Completion Date has occurred, and (c) such redemption or reacquisition is effected using funds which constitute net proceeds to Borrower from a public or private sale of common stock in Borrower. Borrower will not pay any interest or other amounts (other than principal) due with respect to any such Indebtedness to Guarantor or to any Affiliate of Guarantor or Borrower while a Default exists hereunder.


                            ARTICLE 10

                        EVENTS OF DEFAULT

          10.1 Event of Default. Each of the following events shall be an "Event of Default" hereunder:

               (a) Nonpayment. Borrower shall fail to pay any principal when due hereunder (whether at stated maturity or by prepayment or otherwise), or shall fail to pay interest hereunder or on the Note when due.

               (b) Specific Defaults. Borrower shall fail to observe or perform any of its covenants contained in Article 9 of this Agreement.

               (c) Other Defaults. Borrower shall fail to observe or perform any of its covenants contained in this Agreement, other than the covenants referred to in paragraphs (a) and (b) above, and Borrower has not remedied such default within 10 days after notice of default has been given by Lender to Borrower.

               (d) Representation or Warranty. Any representa-tions or warranty made by Borrower (or any of their respective officers) under or in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made.

               (e) Cross-Default. A default shall occur under any of the Security Documents, the Hedging Agreement, the Royalty Conveyance or the Completion Guarantee or Borrower shall fail to pay any Indebtedness in excess of $100,000 in principal amount (but excluding Indebtedness evidenced by the Note and LC Loans), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees for such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

               (f) Insolvency. Either of Borrower or (while the Completion Guarantee is in effect) Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking a liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against the Borrower or Guarantor, shall remain undismissed for a period of 60 days; or Borrower or Guarantor shall take any corporate action to authorize any of the actions set forth in this paragraph (f).

               (g) Judgments. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of 10 consecutive days.

               (h)  Security Interest.  Any of the Security
Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby, or Borrower shall so state in writing.

               (i) Completion Guarantee. The Completion Guarantee shall, for any reason other than the termination thereof in accordance with Section 11.1, cease to be effective and enforceable, or Guarantor shall so state in writing.

               (j) Condemnation. Any of the property or assets of Borrower necessary for the operation of the Project is taken by power of expropriation or eminent domain or sold under threat of such taking, or possession of any @material portion of the lands necessary for the operation of the Project is taken through exercise of such power.

               (k) Regulatory Action. Any Governmental Authority shall take any action with respect to Borrower, the Project or the Project Permits or any other Collateral subject to the Mortgage which would materially and adversely affect Borrower's condition, operations on the Project or ability to repay the Loan unless such action is set aside, dismissed or withdrawn within ninety (90) days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

               (l) Abandonment and Termination. The Project shall be abandoned or terminated.

               (m)  Default Event Under Price Fixing Commitment.
A default by Borrower shall have occurred and be continuing under any Price Fixing Commitment, whether with Lender or another Person.

          10.2 Remedies Upon Event of Default.

               (a) Upon the occurrence of an Event of Default specified in Section 10.1(f) of this Agreement or, in the case of any other Event of Default, upon notice by Lender to Borrower of Lender's election to declare Borrower in default, the obligations of Lender hereunder including, without limitation, Lender's obligation to Advance Loans shall terminate. The date on which such notice is sent or, in the case of an Event of Default specified in Section 10.l(f) of this Agreement, the date of such Event of Default, shall be the "Date of Default."

               (b) Upon the Date of Default, in addition to any other remedies that Lender may have hereunder, Lender shall have the right to elect, upon notice to Borrower, to exercise its rights under the assignment of production in the Mortgage.

               (c) Upon the Date of Default, upon notice thereof from Lender to Borrower in all cases other than the occurrence of an Event of Default as specified in Section 10.1(f), the Loans, all interest thereon, Breakage Costs and all other amounts owed by Borrower hereunder shall be immediately due and payable in full.
In the case of an Event of Default specified in Section 10.1(f), no notice from Lender shall be required, and all amounts owed by Borrower hereunder shall be immediately due and payable on the Date of Default, without notice from Lender.

               (d) Upon the occurrence of an Event of Default, all of the remedies provided to Lender in all of the Security
Agreements shall immediately become available to Lender.

               (e)  Except as expressly provided above in this
Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest shall accrue at the Default Rate provided in
Section 3.5 (c) and shall be payable on demand.


                            ARTICLE 11

                          MISCELLANEOUS

          11.1 Termination of Completion Guarantee. The Completion Guarantee shall automatically terminate on the Completion Date. Upon a request from Guarantor, Lender will promptly execute and deliver to Guarantor a written Instrument confirming termination of the Completion Guarantee.

          11.2 Independent Consultant Monitoring of Financial Covenants. As of each June 30 and December 31, commencing December 31, 1994, Lender will cause the Independent Consultant, at the expense of Borrower, to investigate and provide to Lender a certificate concerning the compliance or non-compliance of Borrower with the covenants set forth in Sections 9.6, 9.7, 9.8 and 9.9. A copy of such certificate and of any report prepared by the Independent Consultant in connection with such certificate will be provided to Borrower. Expenses of the Independent Consultant will be itemized in reasonable detail.

          11.3 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement or of the Note, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and, in the case of any amendment, by Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          11.4 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telex, telegraphic and facsimile communication) and mailed, telegraphed, sent by facsimile, or delivered,

          If to Borrower,

               5460 Ward Road
               Suite 370
               Arvada, Colorado 80002
               Attention: President
               Facsimile: (303) 425-7497;

          and if to Lender,

               New Court, St. Swithin's Lane
               London EC4P 4DU
               Attention: Michael Price
               Facsimile: 011 44 71 280 5139

          with a copy to:

               Rothschild Denver, Inc.
               3020 Republic Plaza
               370 Seventeenth Street
               Denver, Colorado 80202
               Facsimile: (303) 572-5472

as to each party, at such other address or number as shall be designated by such party in a written notice to the other. All such notices and communications shall be effective (i) when received, if mailed by registered or certified mail or physically delivered; (ii) when delivered to the telegraph office, if sent by telegraph; (iii) five days after being sent by mail, if sent by ordinary mail; and (iv) upon confirmation of transmission, if sent by telex or facsimile, addressed in each case as aforesaid, except that notices to Lender under Articles 2 or 3 shall not be effective until received by Lender.

          11.5 No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          11.6 Costs, Expenses and Taxes. Borrower agree to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the Loan Documents, the Completion Guarantee, the Royalty Conveyance and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of legal counsel and any independent consultants to Lender and all other out-of-pocket expenses of Lender, and all costs and expenses, if any, in connection with the enforcement of this Agreement, the Loan Documents, the Completion Guarantee, the Royalty Conveyance and the other documents to be delivered hereunder. All such expenses will be itemized in reasonable detail. In addition, Borrower shall pay any and all stamp, mortgage recording and other taxes, filing fees or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the Loan Documents, the Completion Guarantee, the Royalty Conveyance and the other documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, filing fees or charges.

          11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns, except that Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of Lender. Lender may assign to its successors and affiliates, or may grant participations to one or more banks or other Persons (other than competitors of Borrower identified to Lender by Borrower) in or to all or any part of, and may assign to one or more banks or other Persons (other than such competitors) all or any part of, this Agreement, the Loan Documents, the Loans, the Completion Guarantee, the Royalty Conveyance and, to the extent of such assignment, such assignee shall have the same obligations, rights and benefits with respect to Borrower as it would have had if it were Lender hereunder.

          11.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTE AND THE OTHER LOAN DOCUMENTS, EXCEPT THE SECURITY DOCUMENTS, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, INCLUDING THE CONFLICTS OF LAW PROVISIONS THEREOF. THE SECURITY DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION SPECIFIED THEREIN, OR IF NONE IS SPECIFIED, BY THE LAWS OF THE JURISDICTION IN WHICH THE COLLATERAL SUBJECT THERETO IS PRINCIPALLY LOCATED.

          11.9 Submission to Jurisdiction. For the purpose of assuring that Lender may enforce its rights under this Agreement, Borrower, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against Borrower arising out of or relating to this Agreement, the Loan Documents, the Royalty Conveyance or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the City and County of Denver, State of Colorado; (b) waives any objection which it may now or hereafter have to the venue of any such action, suit or proceeding or any claim of forum non conveniens; (c) submits itself to the nonexclusive jurisdiction of any such state or federal court for purposes of any such action, suit or proceeding; and (d) waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any such state or federal court, and waives any immunity from the maintaining of an action against it to enforce in any such state or federal court or elsewhere, any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution. Borrower agrees that it will, promptly after the date hereof, appoint CT Corporation System in Denver, Colorado, as its registered agent for service of process in the State of Colorado in any action arising hereunder, and will provide Lender with evidence of such appointment.

          11.10 Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives the right to trial by jury in any legal or equitable action, suit or proceeding arising out of or relating to this Agreement, the Loan Documents or the Royalty Conveyance, or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing.

          11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              ADDWEST MINERALS, INC.

                              By: /s/ Charles S. Williams
                                  Charles S. Williams
                                   President

                              PER PRO

                              N M ROTHSCHILD & SONS LIMITED


                              /s/ Donald Douglas, Asst. Director


                              /s/ Michael A. Price, Director





                            Schedule 3.6(b)


                     SCHEDULED PRINCIPAL PAYMENTS

On each of the dates indicated below Borrower shall make a mandatory repayment of the Principal Amount of the Loans in an amount equal to the product of (y) the percentage set forth opposite such date and (z) the initial aggregate Principal Amount of the Loans.

                                          Percentage of
        Repayment Date                  Loans to be Repaid
        July 31, 1995                   16.086%
        October 31, 1995                30.934%
        January 31, 1996                23.819%
        April 30, 1996                  14.642%
        July 31, 1996                    8.043%
        October 31, 1996                 6.476%
                                       100.000%





396:addingto:asc:exhibit1.0l